WINTEGRA, INC.

JACOB (KOBI) BEN ZVI EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of January 1, 2006, (the “Effective Date”) by and between Wintegra, Inc. (the ”Company”) and Jacob (Kobi) Ben Zvi (“Executive”) (together, the “Parties”).

RECITALS

WHEREAS, Executive serves as President, Chief Executive Officer, and Chairman of the Board of Directors (the “Board”) of the Company; and

WHEREAS, Executive and the Company desire to state the terms and conditions of Executive’s employment with the Company;

NOW THEREFORE, for valuable consideration, the Parties agree as follows:

1.    Duties and Scope of Employment.

(a) Position and Duties. As of the Effective Date, Executive will continue to serve as President and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Board.

(b) Board Membership. As of the Effective Date, Executive will continue to serve as a member and Chairman of the Board, subject to any required Board and/or stockholder approval.

(c) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. Executive agrees and undertakes to inform the Company, immediately after he becomes aware of it, of any matter that may in any way raise a conflict of interest between Executive and the Company.

2.    At-Will Employment. The Parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice by any Party.

3.    Compensation. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at an aggregate annualized rate of $169,600 and effective as of March 1, 2006, at an aggregate annualized rate of $183,168 (the “Base Salary”). Unless specifically set forth herein, the Base Salary includes any and all payments to which Executive is entitled from the Company hereunder and under any applicable law, regulation or agreement. The Base Salary includes, to the extent required under applicable law, reimbursement of any daily travel costs. The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholding. Executive and the Company expressly agree that Executive will be paid his Base Salary based on a per diem rate attributable to those days during which Executive performs services for the Company in the United States. Executive and the Company further expressly acknowledge that Executive will be compensated for his non-U.S. services by Wintegra Ltd., a wholly-owned subsidiary of the Company.

4.    Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other similarly situated senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. In addition to generally applicable executive benefits, the Company will pay, on a tax-neutral basis, for preparation of the individual United States income tax return of Executive.

5.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company’ expense reimbursement policy as in effect from time to time.

6.    Severance from the Company. Upon termination of employment from the Company for any reason, Executive shall receive payment of (a) the Base Salary earned through the Termination Date, and (b) all accrued but unused vacation, expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to Executive through the Termination Date in accordance with the Company’s established plans and policies or applicable law (the “Accrued Obligations”). In addition, the following will apply:

(a) Involuntary Termination. If the Company terminates Executive’s employment with the Company for reasons other than Cause, death or Disability, or Executive resigns from his employment with the Company due to a Constructive Termination, then Executive shall be entitled to receive:

(i) continuing payments of severance pay (less applicable tax withholding) at the Base Salary rate multiplied by the percentage of Executive’s total business days that were worked in the United States in the most recently completed fiscal year, as then in effect, for a period of six (6) months from the Termination Date, payable in accordance with the Company’s normal payroll policies;

(ii) vesting as of the Termination Date of such additional options as would have vested if Executive remained employed through the first anniversary of the Termination Date; and

(iii) Company-paid continuation for Executive and his eligible dependents under the Company’s group medical, dental and vision plans as in effect for Executive on the day immediately preceding the Termination Date until the earlier of six (6) months following the Termination Date or the date Executive (or the applicable dependent) becomes eligible for substantially similar coverage under another employer’s group medical, dental, and vision plans.

(iv) Voluntary Termination; Termination for Cause, Death or Disability. If Executive’s employment with the Company is terminated voluntarily by Executive (other than as the result of a Constructive Termination), or terminated by the Company for Cause, or due to death or Disability, then Executive will only be entitled to his Accrued Obligations.

(b) Change of Control Severance. If within twelve (12) months of a Change of Control of the Company, the Company terminates Executive’s employment with the Company for reasons other than Cause, death, or Disability or Executive resigns from his employment with the Company, Executive will be entitled to receive:

(i) continuing payments of severance pay (less applicable tax withholding) at the Base Salary rate multiplied by the percentage of Executive’s total business days that were worked in the United States in the most recently completed fiscal year, as then in effect, for a period of twelve (12) months from the Termination Date, payable in accordance with the Company’s normal payroll policies;

(ii) vesting as of the Termination Date of all unvested options granted to Executive in the event that the Company terminates Executive's employment under the circumstances described in Section 6(b) or in the event that Executive resigns from his employment with the Company due to a Constructive Termination within 12 months of a Change of Control; or vesting as of the Termination Date of fifty percent (50%) of the unvested options granted to Executive, in the event that Executive resigns from his employment as described in Section 6(b);

(iii) Extension of the exercise period enabling Executive to exercise his options through the first anniversary of the Termination Date; notwithstanding, in no case shall the exercise period be extended beyond the maximum term of the options.  Additionally, the exercise period of the options may not be extended beyond the later to occur of (x) the fifteenth day of the third month after the options would have otherwise expired due to termination of Executive's employment, or (y) the end of the calendar year during which the options would have otherwise expired due to termination of Executive's employment; and

(iv) Company-paid continuation for Executive and his eligible dependents under the Company’s group medical, dental and vision plans as in effect for Executive on the day immediately preceding the Termination Date until the earlier of twelve (12) months following the Termination Date or the date Executive becomes eligible for substantially similar coverage under another employer’s group medical, dental, and vision plans.

(c) Conditions to Receive Severance Package. Except for the Accrued Obligations, the severance payments described in Section 6 will be provided to Executive only if Executive executes and delivers to the Company, and does not revoke, a general release of claims in a form acceptable to the Company.

7.    Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines that Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) will result in the imposition of additional tax to an earlier payment of any severance benefits otherwise due to Executive on or within the six (6) month period following Executive’s termination, the severance benefits will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination. All subsequent payments, if any, will be payable as provided in this Agreement.

(b) This Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the Parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

8.    Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as:

(i) an act of dishonesty made by Executive in connection with Executive's responsibilities as an employee;

(ii) Executive's conviction of, or plea of nolo contendere to, a felony;

(iii) Executive's gross misconduct; or

(iv) Executive's continued substantial violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Executive has not substantially performed his duties.

(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

(ii) a change in the composition of the Board occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date of the consummation of the Parent Company's public offering, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

(iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

(iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

(c) Constructive Termination. “Constructive Termination” means Executive’s resignation from his employment within ninety (90) days, plus any applicable thirty (30) day cure period, following the occurrence of any of the following without Executive’s consent:

(i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute a “Constructive Termination”; or

(ii) a reduction of more than ten percent (10%) by the Company of Executive’s Base Salary as in effect either on the Effective Date or immediately prior to such reduction (other than as part of an overall reduction applicable to similarly situated senior executives of the Company or its successor).

In each case, prior to Executive being permitted to resign from his employment due to a “Constructive Termination”, the Company will have thirty (30) days to cure any such alleged breach, assignment, reduction or requirement, after Executive provides the Company written notice of the actions or omissions constituting such breach, assignment, reduction or requirement.

(d) Disability. “Disability” means that Executive is determined by the Company to be disabled under the provisions of the Company’s long-term disability plan, and Executive has received long-term disability benefits for a period of at least three (3) months under such plan.

(e) Termination Date. Subject to the requirements of Section 11, “Termination Date” means the effective date of any notice of termination delivered by one Party to the other hereunder, such date being Executive’s last day of employment with the Company.

9.    Confidential Information. Executive acknowledges that he has entered into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) and affirms his obligations under such agreement.

10.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

11.    Notices.

(a) Executive's employment may be terminated by either party, at any time and for any reason, pursuant to the delivery of ninety (90) days’ prior written notice by the terminating party (hereinafter the “Notice Period”). During the Notice Period, Executive shall continue to render services to the Company until the termination of the Notice Period, and cooperate with the Company in assisting the integration of the person who will assume his responsibilities. Notwithstanding the aforementioned, the Company shall have the right not to take advantage of the full Notice Period and may terminate Executive‘s employment at any time during the Notice Period. In the event of such termination, the Company shall pay Executive’s full Base Salary for the remainder of the Notice Period. To avoid any doubt, it is hereby expressed that the Company reserves the right not to take advantage of the Notice Period, in both the event the notice of termination of employment was delivered by the Company, or in the event that it was delivered by Executive, and such an event shall not constitute a dismissal of employment by the Company.

(b) All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:

If to the Company:

Wintegra Inc.
6850 Austin Center Blvd.
Suite 215
Austin, TX 78731
Attn: Alon Rozner, Chief Financial Officer

With a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attn: Jeff Saper
          Allison Spinner

If to Executive:

at the last residential address known by the Company.

12.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

13.    Integration. This Agreement, together with the Company’s stock plans, the Company’s stock options agreements and the agreement entitled “Wintegra Ltd. - Jacob (Kobi) Ben Zvi Employment Agreement”, including Appendix B thereto, represents the entire agreement and understanding between the Company and Executive as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the Parties hereto.

14.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

15.    Governing Law. This Agreement will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).

16.    Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

Wintegra Inc.

By:	[ILLEGIBLE SIGNATURE]	Date:	April 12, 2006
Title:	CFO

EXECUTIVE:

/s/ Jacob Ben Zvi	Date:	April 12, 2006
Jacob (Kobi) Ben Zvi